Prospectus Supplement Dated July 20, 2021

Filed Pursuant to Rule 424(b)(3)

Relating to Prospectus, dated June 29, 2021

Registration No. 333-256769

6,875,000 Shares

Class A Common Stock

This Prospectus Supplement amends and supplements our Prospectus dated June 29, 2021. You should read this supplement together with the Prospectus, as it contains information that amends and supplements the Prospectus. Capitalized terms contained in this Prospectus Supplement have the same meanings as in the Prospectus unless otherwise stated herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The initial public offering described in the Prospectus was consummated on July 2, 2021. This Supplement is provided in connection with the underwriters’ prospectus delivery requirements under the Securities Act of 1933.

Explanatory Note

On July 20, 2021, we announced supplemental key operational and business metrics for the quarter ended June 30, 2021 and revised Active Buyer metrics for 2020 and the quarter ended March 31, 2021.

The following information amends and supplements information in the Prospectus. Other than the disclosures set forth below, this Prospectus Supplement does not amend or supplement the Prospectus in any way.

PROSPECTUS SUMMARY

	December 31,		March 31	June 30
	2019	2020	2021
Key Operational and Business Metrics(1):
Active Buyers	11,527	18,846	21,345	23,942
Accounts with Last Twelve-Month Spend of at least $50,000	266	389	412	508

(1)

Amounts shown for Active Buyers and Accounts with Last Twelve-Month Spend of at least $50,000 are as of December 31, 2019 and 2020, March 31, 2021 and June 30, 2021. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational and Business Metrics” included elsewhere in this prospectus for our definitions of these metrics.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Key Operational and Business Metrics

In addition to the measures presented in our consolidated financial statements included elsewhere in this prospectus, we use the following key operational and business metrics to help us evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and develop forecasts, and make strategic decisions:

Active Buyers

We define Active Buyers as the number of buyers who have made at least one purchase on our marketplace during the last twelve months. An increase or decrease in the number of Active Buyers is a key indicator of our ability to attract, retain and engage buyers on our platform.

Active Buyers has consistently grown over time. The number of Active Buyers on our platform reached 21,345 as of March 31, 2021, up 64% from 13,041 as of March 31, 2020. The number of Active Buyers on our platform reached 23,942 as of June 30, 2021, up 66% from 14,460 as of June 30, 2020. The key drivers of Active Buyer growth are continued account and buyer engagement and the success of our strategy to attract new buyers.

Accounts with Last Twelve-Month Spend of At Least $50,000

Accounts with Last Twelve-Month, or LTM, Spend of At Least $50,000 means an account that has spent at least $50,000 on our marketplace in the most recent twelve-month period. We view the acquisition of an account as a foundation for the addition of long-term buyers to our marketplace. Once an account joins our platform, we aim to expand the relationship and increase engagement and spending activities from that account over time. The number of accounts with LTM Spend of at least $50,000 on our platform reached 412 as of March 31, 2021, up 34% from 307 as of March 31, 2020. The number of accounts with LTM Spend of at least $50,000 on our platform reached 508 as of June 30, 2021, up 54% from 330 as of June 30, 2020.